Intermediate Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$80,259
Class B	$3,294
Class C	$4,285
Class F-1	$9,642
Class F-2	$117
Total	$97,597
Class 529-A	$3,081
Class 529-B	$333
Class 529-C	$1,013
Class 529-E	$159
Class 529-F-1	$580
Class R-1	$111
Class R-2	$2,088
Class R-3	$2,371
Class R-4	$1,230
Class R-5	$1,970
Total	$12,936

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2572
Class B	$0.2097
Class C	$0.2068
Class F-1	$0.2544
Class F-2	$0.2709
Class 529-A	$0.2535
Class 529-B	$0.2020
Class 529-C	$0.2024
Class 529-E	$0.2346
Class 529-F-1	$0.2661
Class R-1	$0.2053
Class R-2	$0.2070
Class R-3	$0.2336
Class R-4	$0.2549
Class R-5	$0.2742

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	348,543
Class B	16,256
Class C	23,560
Class F-1	36,497
Class F-2	1,040
Total	425,896
Class 529-A	13,136
Class 529-B	1,656
Class 529-C	5,080
Class 529-E	717
Class 529-F-1	2,292
Class R-1	659
Class R-2	10,402
Class R-3	10,495
Class R-4	5,131
Class R-5	12,279
Total	61,847

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.68
Class B	$12.68
Class C	$12.68
Class F-1	$12.68
Class F-2	$12.68
Class 529-A	$12.68
Class 529-B	$12.68
Class 529-C	$12.68
Class 529-E	$12.68
Class 529-F-1	$12.68
Class R-1	$12.68
Class R-2	$12.68
Class R-3	$12.68
Class R-4	$12.68
Class R-5	$12.68